Exhibit 10.1

Revised

September 20, 2013

Michael W. Rogers
22 Peakham Road
Sudbury, MA  01776

Dear Michael:

I am pleased to confirm our offer of employment to you as Chief Financial Officer reporting to Ron Cohen, President & CEO.

The terms of the offer are as follows:

1.	The salary is $400,000 per annum, payable semi-monthly on the 15th and the last business day of the month. The semi-monthly rate is $16,666.67.

2.
You will receive a signing bonus of $100,000 payable within the first 30 days of your start date.  If, within the first four years of employment your employment terminates for any reason other than a change in control, you agree to reimburse the Company on a prorated basis.

3.	Your start date is October 7, 2013.

4.	You will be eligible to participate in the Company’s benefit plans one month from your hire date.

5.	You will also be eligible to participate in the Company’s 401(k) plan and Flexible Spending Accounts one month from your hire date.

6.	For 2014, you will be eligible for 15 days of paid time off (PTO). For 2013, you are eligible for 2 floating holidays, and all company paid holidays until the end of the year.

7.
You will receive a base grant of 136,900 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  The grant date will be determined as the later of the following:  The CEO approval date or the new hire start date. The strike price will be the market price of the stock at the close of business on the date of grant.

8.
In addition, you will receive 45,600 shares of restricted stock of Acorda common stock, vesting annually over a four-year period as follows:  1/4 of the grant will vest on October 7, 2014, 1/4 on October 7, 2015, 1/4 on October 7, 2016, and 1/4 on October 7, 2017.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.  If, within the first two years of employment your employment terminates for any reason other than a change in control, you agree to reimburse Acorda for the vested amount from October 7, 2014.

9.
In addition to a year-end performance review, you will be eligible to participate in the Company’s Merit Increase Program, Annual Cash Bonus Program and Acorda Equity Program with a potential to receive a pro-rated merit increase, cash bonus and equity grant.   Your Annual Cash Bonus Program target is 50% of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can go higher than your target bonus.  Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors.

10.	You will be eligible to receive a reasonably priced Company apartment for up to four years. No other relocation benefit will be offered.

11.
To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver’s license and Social Security card, or certificate of citizenship, etc.

12.
By accepting this offer, you represent that you are not a party to any employment agreement that would interfere with your employment with Acorda Therapeutics, Inc.  If you are a party to any agreement that contains any restrictive provisions (confidentiality, non-compete, or otherwise) that potentially interfere with your employment with Acorda, you must notify me of those agreements and the relevant provisions, and to the extent possible, submit copies of the agreements. This offer is contingent upon a review of these agreements prior to your starting date so that Acorda can make an independent determination for its own purposes (and not to be considered advice to you) regarding the legal restraints in these agreements and whether they prohibit your employment with Acorda.

13.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will.  This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supersedes any previous understandings or arrangements.

Michael, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

Should you have any questions regarding any of the above or any other matter, please contact me.  My telephone number is
(914) 326-5159.  You can email me at dduca@acorda.com.

Sincerely,

                  /s/Denise J. Duca
Denise J. Duca
Sr. Vice President - Human Resources

CC:           Ron Cohen, President & CEO

Accepted:

                   /s/Michael W. Rogers                                                                9-22-13
Signature                                                                                            Date